EXHIBIT 99.1

Lakeland Industries Reports Fiscal Fourth Quarter and Full Year 2025 Financial Results

Q4’25 Net Sales Increased 49% to a Record $46.6 Million Led by a 226% Increase in Fire Services Products; FY 2025 Net Sales Increased 34% to $167.2 Million

Q4’25 Gross Profit Increased 67% to $18.7 Million Due to Strong Organic Revenue Growth and Organic Mix Improvement

Q4’25 Net Income Decreased to ($18.4) Due to Non-Cash Goodwill Impairments and Equity Investment Write-off

Q4’25 Adjusted EBITDA Excluding FX of $6.1 Million and FY 2025 of $17.4 Million

Tariff Mitigation Measures Deployed with Acquired U.S. Manufacturing and Re-Positioned Global Manufacturing Production

Introducing FY 2026 Revenue Guidance Range of $210 Million to $220 Million and Adjusted EBITDA Excluding FX of $24 Million to $29 Million

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

HUNTSVILLE, AL – April 9, 2025 - Lakeland Industries, Inc. ("Lakeland Fire + Safety" or "Lakeland") (NASDAQ: LAKE), a leading global manufacturer of protective clothing and apparel for industry, healthcare and first responders, has reported its financial and operational results for its fiscal fourth quarter and year ended January 31, 2025.

Key Fiscal FY 2025 Fourth Quarter and Subsequent Financial and Operational Highlights

	Q4 Comparison				FY Comparison
$ in millions	FY Q4’25	FY Q4’24	$ Change YoY	% Change YoY	FY 2025	FY 2024	$ Change YoY	% Change YoY
Net Sales	$46.6	$31.2	$15.4	49.3%	$167.2	$124.7	$42.5	34.1%
Gross Profit	$18.7	$11.2	$7.5	67.0%	$68.7	$51.2	$17.5	34.2%
Gross Margin	40.1%	35.9%	-	420BPS	41.1%	41.1%	-	0BPS
Net (Loss) Income	$(18.4)	$(1.0)	$(17.4)	(1,740%)	$(18.1)	$5.4	$(23.5)	(435.2%)
Adjusted EBITDA	$5.1	$1.8	$3.3	183.3%	$15.0	$12.0	$3.0	25.0%
Adjusted EBITDA ex. FX	$6.1	$3.4	$2.7	79.4%	$17.4	$15.7	$1.7	10.8%

1

Tariff Mitigation Measures

•	Inventory Buildup:
•	Increase in net inventories of $14.2 million ahead of imposed tariffs.
•	Inventories on January 31, 2025, totaled $82.7 million.

•	US and Mexico Production:
•	Majority of legacy Lakeland products manufactured in Mexico are exempt from additional tariffs under USMCA.
•	Domestic Lakeland U.S. Fire Services orders can be fulfilled by Veridian.
•	Lakeland & Veridian sharing fire turnout compliance under NFPA1970 standard requirements.
•	Lakeland Mexico and Veridian have begun sharing technical documentation to facilitate future cross-production initiatives.

•	Vietnam and China:
•	Expected price increase/surcharges communicated to channel partners for products made in Vietnam and China.
•	Monitoring real-time Vietnam tariff negotiations for potential renegotiation.
•	A limited range of China-produced products are imported into the U.S.

•	Retaliatory Tariffs:
•	The exposure of retaliatory tariffs by foreign entities against the U.S. is mitigated by primarily non-U.S. Lakeland facilities supplying products to non-U.S. markets.
•	Mexico facility to produce Veridian’s Latin America and Canadian Fire Services orders.

Fiscal 2025 Fourth Quarter

•	Net sales were a record $46.6 million for the fourth quarter of fiscal 2025, an increase of $15.4 million or 49.3% compared to $31.2 million for the fourth quarter of fiscal 2024, driven by a 226% increase in Fire Services and 12% growth in Disposables.
•	Organic revenue(1) increased 11% to $33.5 million for the fourth quarter of fiscal 2025, compared to $30.2 million for the fourth quarter of fiscal 2024 due to strong growth in the US, Canada and Europe.
•	Organic gross margin(1) increased by 1,270 margin points to 48.5% for the fourth quarter of fiscal 2025, compared to 35.8% for the fourth quarter of fiscal 2024, driven by continued strength in U.S. industrial and Fire Services businesses and an expected reduction of Profit in Ending Inventory.
•	Sales of the Fire Services product line were $21.2 million for the fourth quarter of fiscal 2025, an increase of $14.7 million or 226% compared to $6.5 million for the fourth quarter of fiscal 2024.
•	Fire segment as a percentage of revenue grew to 46%.
•	U.S. revenue was $18.3 million for the fourth quarter of fiscal 2025, an increase of $5.6 million or 44.1% compared to $12.7 million for the fourth quarter of fiscal 2024.
•

Europe revenue, including Eagle, Jolly and LHD, was $14.5 million for the fourth quarter of fiscal 2025, an increase of $10.8 million or 292% compared to $3.7 million for the fourth quarter of fiscal 2024.

•	LATAM revenue was $4.0 million for the fourth quarter of fiscal 2025, a decrease of $0.3 million or 7% compared to $4.3 million for the fourth quarter of fiscal 2024. Asia revenue was $3.6 million for the fourth quarter of fiscal 2025, a decrease of $0.4 million or 10.0% compared to $4.0 million for the fourth quarter of fiscal 2024.

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•	Gross profit for the fourth quarter of fiscal 2025 was $18.7 million, an increase of $7.5 million, or 67.0%, compared to $11.2 million for the fourth quarter of fiscal 2024.
•	Adjusted EBITDA excluding FX(2) for the fourth quarter of fiscal year 2025 was $6.1 million, an increase of $2.7 million, or 79.4%, compared with $3.4 million for the fourth quarter of fiscal 2024.
•	Completed acquisition of Veridian, expanding Lakeland's global Fire Services portfolio with Veridian's leading firefighter protective apparel offerings.
•	Closed a $46.0 million public offering of common stock including full exercise of underwriter's option to purchase additional shares.
•	Engaged MZ Group to lead strategic investor relations and shareholder communications program.
•	Attended 37th Annual Roth Conference, Oppenheimer 10th Annual Emerging Growth Conference, 13th Annual ROTH Deer Valley Event and Benchmark Company 13th Annual Discovery One-on-One Investor Conference.

Fiscal 2025 Full Year

•	Net sales increased 34.1% to $167.2 million compared to $124.7 million last year.
•	Gross margin was flat at 41.1% for fiscal year 2025 and fiscal year 2024.
•	Net loss was ($18.1) million or ($2.43) per basic and ($2.43) per diluted share, compared to net income of $5.4 million, or $0.74 per basic and $0.72 per diluted share last year.
•	Adjusted EBITDA excluding FX losses(2) was $17.4 million compared to $15.7 million last year with a margin of 10.4% compared to 12.6% last year. Including FX losses, Adjusted EBITDA(2) was $15.7 million with a margin of 9.0%.

(1)Organic revenue and organic gross margin are total revenue and total gross margin, each excluding the effects of recent acquisitions, which management uses to assess the growth of its legacy business.  Reconciliations are provided in the tables of this press release.

(2)Adjusted EBITDA and Adjusted EBITDA excluding FX are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

Management Commentary

“The tariffs the current Presidential administration has imposed on a growing number of countries and trading partners are on the top of everyone’s mind. To that end, we have taken several steps to help mitigate the effects these tariffs will or might have. First, in anticipation of the potential tariffs, we strategically pre-positioned certain Asian-produced inventory into the U.S., which also helps support our planned fiscal year 2026 growth.  While developments on the ground seemingly change by the day, we are focusing on production shifts to incur the lowest possible tariffs on our products. In Asia, these measures include moving certain production from China to Vietnam and exploring other lower tariff regions for manufacturing industrial products and price increases. We are continuing to closely monitor the Vietnam tariff situation as a significant portion of our US disposable products are manufactured at our Vietnam facility, and we are hopeful that a reduced tariff agreement will soon be reached with that country.  In the meantime, we are continuing to assess the possibility of manufacturing disposable products at our newly acquired US manufacturing facilities or other Lakeland facilities around the world.

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In the North American marketplace, our tariff mitigation initiatives include cross-certification of Lakeland’s Mexico-produced fire turnout gear by Veridian for production in the US.  All Veridian turnout gear is currently manufactured in the US, and these facilities have the capacity to manufacture the Lakeland brand of turnout gear.  Additionally, our Mexico facility is becoming certified to produce Veridian turnout gear for the Canadian and LATAM markets in our Mexico facility.  Immediately following our acquisition of Veridian, Lakeland and Veridian began sharing compliance under the NFPA1970 certification requirements, while our Jerez, Mexico facility and Veridian have begun sharing technical documentation to facilitate cross-production initiatives.  We were also pleased that over 90% of our Mexico-produced products that fall under the provisions of the USMCA trade agreement are not subject to additional tariffs.   Finally, we believe that the Company is protected against potential retaliatory tariffs by foreign entities as non-U.S. Lakeland facilities supply the majority of Lakeland’s products to non-U.S. markets.

“The fourth quarter of fiscal 2025 was underscored by continued strong sales revenue, driven by a 10% sequential and 226% year-over-year increase in Fire Services and ongoing global expansion in key industrial products,” said Jim Jenkins, President, Chief Executive Officer and Executive Chairman. “Though a large Jolly fire boots order that was initially expected to ship in Q2 of FY25 has now slipped into FY26, our fourth quarter revenue still met our expectations as our organic and inorganic Fire Services growth was supported by a strong U.S., European and Canadian sales, partially offset by the Jolly boot shipment slippage and weakness in Latin America and Asia due to year-end seasonality and the Chinese New Year and at Pacific Helmets resulting from production issues and product offering updates. The customer for the Jolly boot order is in the process of inspecting the goods, and we are confident that the shipment will occur in the first half of FY26.  We continue to focus on expanding opportunities in Latin America and expect a resumption of growth in FY26.  Additionally, we are very encouraged by the early performance of our new sales leadership and team in Asia and Europe.  We have recently hired a new managing director at Pacific Helmets, and we will be launching a new lineup of Fire Services helmets at the FDIC show this week.

“Sales from our recent acquisition, LHD, which we acquired on July 1, have accelerated, and we delivered on over 85% of the multi-year backorder as of our fiscal year-end.  Our LHD Australia and Hong Kong businesses, including our market-leading “LHD Care” decontamination and services businesses, performed very well during the quarter, and we were pleased to announce that LHD Australia, through its New Zealand joint venture, secured a contract renewal of up to 12 years with Fire and Emergency New Zealand (FENZ), New Zealand's main firefighting and emergency services body, for a range of apparel and decontamination services.

Our most recent acquisition, Veridian, contributed revenue of $1.9 million in the fourth quarter. Revenues for LHD, Jolly, Pacific Helmets and Veridian were a combined $13.2 million.   Though we have owned Veridian for a short time, the integration is progressing extremely well, and we are very excited about the addition of the Veridian brand and U.S.-based manufacturing facilities to the Lakeland family.  We have now integrated Veridian’s and Lakeland’s North American sales teams, and we are actively pursuing opportunities across both the U.S. and Latin America. While our fourth quarter results at Jolly and Pacific did not meet our expectations, we remain very excited and optimistic about these brands and expect sales to accelerate as we deliver on open orders, introduce new helmet and boot lines, and capitalize on cross-selling opportunities.

“We continued the transition of large North American channel partner accounts to LineDrive, our new industrial market representative, and those orders rebounded in the fourth quarter, as expected. LineDrive continues to build pipeline opportunities, and we believe these sales will continue to accelerate in FY26.

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“With our premium Fire Services offering available around the world and selling within the three largest global markets for firefighter turnout gear, North America, Europe, and Asia Pacific, our growing brand recognition and global head-to-toe fire portfolio with the superior lead times has enabled Lakeland to grow revenue 226% year-over-year.  Additionally, our acquisition pipeline within the Fire Services category remains very robust.

“During the quarter, we closed an oversubscribed $46.0 million public equity offering, with the proceeds utilized to pay down our revolving credit facility, substantially improving our balance sheet and net debt ratio, and resulting in expected cash interest savings of approximately $2.5 million annually. The capital also positioned us to accelerate further growth in the fragmented, higher margin, $2.0 billion fire protection sector in the largest global markets.

“Taken together, in the past year, we have completed four acquisitions that added product line extensions and innovative new products and expanded our global markets, channels, and customers. The acquisitions have expanded our footprint in North America, Europe, Asia, Oceania, Latin America, and the Middle East with strategic distributors and partnerships in each region. These strategic acquisitions are a part of our initiative to build a portfolio of premier global fire brands under Lakeland Fire + Safety in this fragmented market.  Though the rollout of new products from Pacific Helmets and Jolly Boots has been slower than expected, we will be launching a new line of Pacific helmets and presenting our new Jolly NFPA structural firefighting boots this week at the FDIC fire trade show in Indianapolis.

“Looking ahead, we are focused on new M&A opportunities, particularly within the fire suit rental, decontamination and services business, to further consolidate the fragmented fire market with the newly raised capital and our accelerating free cash flow to support this acquisition strategy. We are growing top-line revenue in our fire services and industrial verticals, combined with operating and manufacturing efficiencies, to achieve higher margins. I look forward to sharing exciting new milestones in the year to come,” concluded Mr. Jenkins.

Fiscal 2025 Fourth Quarter Financial Results

Net sales were $46.6 million for the fourth quarter of fiscal 2025, an increase of $15.4 million or 49.3% compared to $31.2 million for the fourth quarter of fiscal 2024. Sales from our recent acquisitions accounted for $12.1 million of the increase, while organic sales increased $3.3 million, or 11%, over the prior year.  Sales of the Fire Services product line increased $14.7 million year-over-year due to $8.2 million in sales from LHD, acquired in July 2024, and organic Fire Services growth of $2.6 million.  Jolly, acquired in February 2024, also contributed to our growth in Fire Services. The significant increase in Fire Services was complemented by a $1.5 million, or 12%, increase in Disposables sales, primarily in the U.S., partially offset by seasonal weakness in High Performance and Wovens.

On a consolidated basis, for the fourth quarter of fiscal year 2025, domestic sales were $18.3 million or 39% of total revenues, and international sales were $28.3 million or 61% of total revenues, as our recent acquisitions continue to skew growth internationally. This compares with domestic sales of $12.7 million or 41% of the total and international sales of $18.5 million or 59% in the fourth quarter of fiscal year 2024.

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Gross profit for the fourth quarter of fiscal 2025 was $18.7 million, an increase of $7.5 million, or 67.0%, compared to $11.2 million for the fourth quarter of fiscal 2024. Gross profit as a percentage of net sales increased to 40.1% for the fourth quarter of fiscal 2025 from 35.9% for the fourth quarter of fiscal 2024. Gross margin percentage increased in the fourth quarter of fiscal 2025 due to strong organic sales results, partially offset by lower gross margins from our recent acquisitions. Organic gross margin percentage increased to 48.5% from 35.8% for the fourth quarter of fiscal 2024 due primarily to a $2.2 million reversal of profit in ending inventory and positive product mix.

Operating expenses increased by $4.3 million, or 29.7%, from $14.5 million for the fourth quarter of fiscal 2024 to $18.8 million for the fourth quarter of fiscal 2025. Operating expenses increased due to inorganic growth, acquisition expenses, various non-recurring expenses, and increased organic SG&A operating expenses, primarily compensation and professional fees. Adjusted operating expenses increased $3.0 million, due primarily to inorganic growth.  Operating loss was $10.7 million for the fourth quarter of fiscal 2025, compared to an operating loss of $3.3 million for the fourth quarter of fiscal 2024, due primarily to impairments of goodwill at our Eagle and Pacific subsidiaries and to the above-mentioned impacts. Operating margins were (22.9%) for the fourth quarter of fiscal 2025, as compared to (10.6%) for the fourth quarter of fiscal 2024.

Net loss was $18.4 million, or ($2.42) per diluted earnings per share, for the fourth quarter of fiscal 2025, compared to $1.0 million, or ($0.13) per diluted earnings per share, for the fourth quarter of fiscal 2024.  In addition to the impacts mentioned above, our net loss was affected by a $7.6 million write-off of our investment in Bodytrak.

Adjusted EBITDA excluding FX for the fourth quarter of fiscal year 2025 was $6.1 million, an increase of $2.7 million, or 79.4%, compared with $3.4 million for the fourth quarter of fiscal year 2024. The increase was driven by higher revenue, including contributions from LHD, the expected reversal of profit in ending inventory and margin improvements in our organic sales mix, partially offset by higher manufacturing expenses.

Fiscal Year 2025 Financial Results

Net sales were $167.2 million for fiscal year 2025, an increase of $42.5 million or 34.1% compared to $124.7 million for fiscal year 2024. Our Fire Services line was a key driver of revenue growth, increasing $36.5 million or 137.7%. The execution of the Company’s acquisition strategy and the acquisitions of Pacific in November 2023 and Jolly, LHD and Veridian in FY25 accounted for $33.1 million of the increase. The significant increase in Fire Services was complemented by an $8.0 million increase in our Wovens, Disposables and Chemical products, partially offset by a $1.2 million decline in our High Visibility products.

On a consolidated basis, for fiscal year 2025, domestic sales were $60.4 million or 36% of total revenues, and international sales were $106.8 million or 64% of total revenues, as our recent acquisitions continue to skew growth internationally. This compares with domestic sales of $55.2 million or 44% of the total and international sales of $69.5 million or 56% in fiscal year 2024.

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Gross profit for fiscal year 2025 was $68.7 million, an increase of $17.5 million, or 34.2%, compared to $51.2 million for fiscal year 2024. Gross profit as a percentage of net sales was 41.1% for fiscal years 2025 and 2024. Organic gross margin percentage increased to 45.3% from 41.1% for fiscal year 2024, driven by increases in Fire Services and a favorable product mix.

Operating expenses increased by $22.0 million, or 48.7%, from $45.2 million for the fiscal year 2024 to $67.4 million for the fiscal year 2025. Operating expenses increased due to inorganic growth, acquisition expenses, restructuring and other non-recurring expenses, and increased organic SG&A operating expenses, primarily compensation and professional fees. Adjusted Operating Expenses increased from $38.9 million in FY24 to $53.7 million in FY25, driven by inorganic growth, higher sales expenses from increased revenue and higher compensation and professional fees.  Operating loss was $9.3 million for fiscal year 2025, compared to operating profit of $6.0 million for the fiscal year 2024, due to the abovementioned impacts. Operating margins were (5.5%) for the fiscal year 2025, as compared to 4.8% for the fiscal year 2024.

Net loss was $18.1 million, or ($2.43) per diluted earnings per share, for the fiscal year 2025, compared to net income of $5.4 million, or $0.72 per diluted earnings per share, for the fiscal year 2024.

Adjusted EBITDA excluding FX for the fiscal year 2025 was $17.4 million, an increase of $1.7 million, or 10.8%, compared with $15.7 million for the fiscal year 2024. The increase was driven by higher revenue, including contributions LHD, and margin improvements in our organic sales mix, partially offset by higher SG&A expenses.

Cash and cash equivalents were $17.5 million on January 31, 2025, and working capital was approximately $101.6 million. Cash and cash equivalents decreased by $7.7 million, and working capital increased by $18.4 million from January 31, 2024, reflecting the impact of the Company’s acquisition strategy with the purchase of Jolly, LHD and Veridian in FY25.

On January 24, 2025, the Company announced the closing of its underwritten public offering of an aggregate of 2,093,000 shares of its common stock at a price to the public of $22.00 per share, which includes the exercise in full by the underwriter of its option to purchase 273,000 additional shares of Lakeland's common stock. Gross proceeds to Lakeland, before deducting the underwriting discount and estimated offering expenses payable by Lakeland, were approximately $46.0 million.  As of January 31, 2025, we had borrowings of $13.2 million outstanding under the revolving credit facility, with $26.8 million of additional available credit under the Loan Agreement.

Net cash used in operating activities was $15.9 million in the year ended January 31, 2025, compared to net cash provided of $10.9 million in the year ended January 31, 2024. The increase was driven by increases in working capital, primarily due to inventory buildup in preparation for forecasted increases in sales in the first half of fiscal 2026, a significant increase in accounts receivable resulting from LHD’s catch-up of a multi-year backlog, and the delayed shipment of a large boot order from Jolly. As we collect on these sales, we expect this cash to be recovered in the first half of fiscal 2026.

The Company's quarterly dividend of $0.03 per share was paid on February 24, 2025, to stockholders of record as of February 17, 2025.

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Roger Shannon, Lakeland's Chief Financial Officer, added, "Our recent Fire Services acquisitions supported Lakeland's continued revenue growth during the fiscal fourth quarter. Revenue grew $15.4 million, or 49.3%, compared to the fourth quarter of fiscal year 2024. For the fiscal full year 2025, revenues increased $42.5 million, or 34.1%, to $167.2 million. Organic revenue increased 11%, totaling $32.9 million for the fourth quarter, due to strong growth in the U.S., Canada and Europe and a continued focus on industrial revenue growth worldwide.

“Our fourth quarter consolidated gross margin increased by 420 margin points versus Q4 of last year to 40.1% due to improved organic margin, the profit in ending inventory reversal and the impact of an inventory write-off in the fourth quarter of last year, partially offset by lower inorganic gross margin, higher manufacturing and freight costs. Meanwhile, organic gross margin saw a strong improvement from 35.8% to 48.5% year-over-year due to a positive product mix and the reversal of the previously mentioned profit in ending inventory.

“Operating expenses increased to $18.8 million for the quarter, of which $3.7 million was attributable to the acquisition of LHD, Jolly, Pacific and Veridian, and $4.0 million was due to acquisition, non-cash and non-recurring expenses, and FX.

“Net loss for the fourth quarter of fiscal year 2025 was $18.4 million, or ($2.42) per diluted earnings per share, compared to $1.0 million in the prior year, primarily due to a one-time impairment related to our investment in Bodytrak, which has generated losses since its initial acquisition and has required repeated rounds of financing to maintain operations. In February 2025, Bodytrak entered insolvency proceedings in the United Kingdom. Through January 31, 2025, we recognized a total of $1.5 million in losses from our investment in Bodytrak. As of January 31, 2025, we recorded an impairment loss of $7.6 million for the remaining recorded value of the equity method and convertible notes investment. As part of the liquidation process, we secured the intellectual property rights and all existing inventory, and we intend to devote some resources to Bodytrak in a way that does not take away from our core business as we believe it is a viable connected worker/workplace safety system that has not been properly positioned.

“With respect to cash usage, although elevated during the quarter, this suggests strong demand from our customers as the increase was driven by increases in working capital of $18.4 million, primarily due to a build in inventory in preparation for the forecasted increase in sales in the first half of fiscal 2026, and the impact of clearing approximately 85% of the multi-year backlog at LHD which we expect to recover in the first half of fiscal 2026.

“Adjusted EBITDA excluding FX was $6.1 million for the quarter and $17.4 million for the fiscal full year 2025. The shortfall in our annual Adjusted EBITDA guidance was a direct result of the slippage of a large boot order at Jolly into FY26.  Considering that we completed four major acquisitions in the past twelve months, the full integration and implementation of which does take some time, we believe those benefits will begin translating into even greater improved financial performance that will be recognized in the coming fiscal year.

“Given the totality of our positive results, trends and expectations, we expect fiscal year 2026 revenue of $210 to $220 million and Adjusted EBITDA excluding FX of $24 to $29 million,” concluded Shannon.

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FY 2026 Guidance and Outlook

This guidance is based on our current backlog of orders and current expectations. These metrics constitute forward-looking statements and are based on current expectations. For a discussion of factors that could cause actual results to differ materially from these metrics, see "Safe Harbor' Statement Under the Private Securities Litigation Reform Act of 1995" below.

Revenue - We expect FY 2026 Revenue of $210 to $220 million. This Revenue expectation includes the recently announced Veridian, LHD, Jolly Scarpe and Pacific Helmets acquisitions.

Adjusted EBITDA excluding FX—We expect FY 2026 Adjusted EBITDA, excluding any material negative impact from foreign exchange, of $24 to $29 million.(1) This expectation includes the recently announced Veridian, LHD, Jolly Scarpe and Pacific Helmets acquisitions.

(1) Excluding revenue, the Company does not provide guidance on a GAAP basis as certain items that impact Adjusted EBITDA, such as equity compensation, foreign exchange gains or losses, acquisition expenses and employee separation expenses, which may be significant, are outside the Company's control and/or cannot be reasonably predicted. Please see the "Reconciliation of GAAP Results to Non-GAAP Results" and the related footnotes at the end of this press release for detailed information on calculating non-GAAP measures. See the non-GAAP financial reconciliation tables in this release for a reconciliation of other non-GAAP financial measures.

Fiscal Fourth Quarter and Full Year 2025 Results Conference Call

Lakeland President, Chief Executive Officer and Executive Chairman Jim Jenkins and Chief Financial Officer Roger Shannon will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Wednesday, April 9, 2025
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-877-407-9208
International Dial-in:	1-201-493-6784
Conference Code:	13752639
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1713170&tp_key=22a10d3759

A telephone replay will be available commencing approximately three hours after the call and will remain available through July 9, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13752639. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures in this press release: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA excluding FX, Adjusted EBITDA excluding FX margin, adjusted operating expenses, organic revenue and organic gross margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000) (Unaudited)

Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2025	2024	2025	2024
Net income (loss) to EBITDA
Net income (loss)	(18,437)	(977)	(18,075)	5,425
Interest expense	618	30	1,650	52
Taxes (1)	(397)	1,253	(281)	3,930
Depreciation and amortization	1,756	592	4,775	2,291
Impairment - Goodwill (2)	10,538	-	10,538	-
Impairment - Investment (3)	7,639	-	7,639	-
EBITDA	1,716	899	6,245	11,700

EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
EBITDA	1,716	899	6,245	11,700
Equity compensation (4)	476	143	1,558	890
Other income (expense) (5)	(105)	(3,603)	(198)	(3,415)
Acquisition expenses (6)	1,528	512	3,709	529
Earnout revaluation (7)	-	151	(689)	(2,538)
Severance and restructuring (8)	847	581	2,246	1,349
New Monterrey, Mexico facility start-up costs (9)	352	368	1,258	744
PFAS Litigation (10)	122	-	740	-
ERP Project (11)	174	-	174	-
Inventory adjustment (12)	-	2,719	-	2,719
Adjusted EBITDA	5,110	1,770	15,043	11,977

Adjusted EBITDA Margin
Adjusted EBITDA	5,110	1,770	15,043	11,977
Divided by net sales	46,628	31,239	167,211	124,688
Adjusted EBITDA Margin	11.0%	5.7%	9.0%	9.6%

Adjusted EBITDA to Adjusted EBITDA excluding FX
Adjusted EBITDA	5,110	1,770	15,043	11,977
Currency Fluctuation	1,000	1,660	2,312	3,738
Adjusted EBITDA excluding FX	6,110	3,430	17,355	15,716

Adjusted EBITDA Margin to Adjusted EBITDA excluding FX Margin
Adjusted EBITDA excluding FX	6,110	3,430	17,355	15,716
Divided by net sales	46,628	31,239	167,211	124,688
Adjusted EBITDA excluding FX Margin	13.1%	11.0%	10.4%	12.6%

Operating Expenses to Adjusted Operating Expenses
Operating Expenses	18,839	14,501	67,401	45,200
Depreciation and amortization	(682)	(400)	(2,412)	(1,558)
Equity compensation (4)	(476)	(143)	(1,558)	(890)
Acquisition expenses (6)	(1,528)	(512)	(3,709)	(529)
Earnout revaluation (7)	-	(151)	689	2,538
Severance and restructuring (8)	(847)	(581)	(2,246)	(1,349)
New Monterrey, Mexico facility start-up costs (9)	(352)	(368)	(1,258)	(744)
PFAS Litigation (10)	(122)	-	(740)	-
ERP Project (11)	(174)	-	(174)	-
FX	(1,000)	(1,660)	(2,312)	(3,738)
Adjusted Operating Expenses	13,658	10,685	53,682	38,929

Organic Revenue
Net Sales	46,628	31,239	167,211	124,688
Revenue from current year acquisitions	(13,175)	(1,048)	(34,171)	(1,048)
Organic Revenue	33,453	30,191	133,040	123,640

Organic Gross Margin
Gross Profit	18,694	11,205	68,674	51,192
Gross Profit from current year acquisitions	(2,453)	(408)	(8,438)	(408)
Organic Gross Profit	16,241	10,797	60,236	50,784
Divided by Organic Revenue	33,453	30,191	133,040	123,640
Organic Gross Margin	48.5%	35.8%	45.3%	41.1%

10

The financial data above includes non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA Margin, Adjusted Operating Expenses, organic revenue, and organic gross margin. Management excludes from EBITDA and adjusted EBITDA all expenses for interest, taxes, depreciation and amortization, Goodwill impairment, impairment of investment, and Other Income which is comprised of interest income and gains (losses) from equity method investments. For adjusted EBITDA management also excludes equity compensation, acquisition-related expenses, severance and restructuring costs, start-up costs for our Mexican operations, PFAS litigation expenses, ERP Project related costs, earnout revaluation and inventory adjustment for obsolete products. This press release also discusses (i) Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by GAAP net sales; (ii) Adjusted EBITDA excluding FX, which is calculated by subtracting foreign currency losses from Adjusted EBITDA and (iii) Adjusted EBITDA excluding FX margin, which is calculated by dividing Adjusted EBITDA excluding FX by GAAP net sales. Management excludes from organic revenue and organic gross margin the revenues and expenses associated with acquisitions completed within the prior twelve months.

Management excludes these items principally because such charges or benefits are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of the Company’s strategic plan, and (3) provide investors with a better understanding of how management plans and measures the business. For organic revenue and organic gross margin, management excludes the effects of acquisitions completed within the prior twelve months to understand the trends in growth and profitability in the ongoing business without such effects. The material limitations to management’s approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures.

Additional information regarding the adjustments is provided below.

(1) Adjustments for Taxes, which consist of the tax effects of the various adjustments that we exclude from our non-GAAP measures, and adjustments related to deferred tax and discrete tax items. Including these adjustments permits more accurate comparisons of the Company's core results with those of its competitors.

(2) Goodwill impairment charges of $3.0 million representing the entire amount of goodwill related to the Pacific reporting unit and $7.5 million representing 83% of goodwill related to the Eagle reporting unit.

(3) Impairment loss of $7.6 million for the remaining recorded value of the equity method and convertible notes investment in Bodytrak.

11

(4) Adjustments for Equity Compensation, which consist of non-cash expenses for the grant of equity awards.

(5) Adjustments for Other Income, which consists of interest income and gains/(losses) from Investments accounted for under the equity method of accounting.

(6) Adjustments for acquisition-related expenses included advisory fees, due diligence expenses and legal fees related to the Company's acquisitions.

(7) Adjustments for the reduction of the estimated earnout payment related to the Eagle acquisition. The reduction to the accrued earnout payment was $2.5 million and reflected in operating expenses.

(8) Adjustments for accrued employee severance and restructuring costs.

(9) Adjustments for costs for our Mexican operations consist of external services and legal fees associated with a property-related dispute with the landlord of our manufacturing site in Monterrey, Mexico.

(10) Adjustment for PFAS Litigation.

(11) Adjustments for the implementation of the new ERP consisted of external services and employee-related expenses.

(12) Adjustments for right-sizing our inventory of obsolete products.

About Lakeland Fire + Safety

Lakeland Fire + Safety manufactures and sells a comprehensive line of fire services and industrial protective clothing and accessories for the industrial and first responder markets. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a strategic global network of selective fire safety and industrial distributors and wholesale partners. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

12

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains estimates, predictions, opinions, goals and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's expectations for earnings, revenues, expenses, inventory levels, capital levels, liquidity levels, or other future financial or business performance, strategies or expectations, including without limitation our M&A strategy and tariff mitigation plans. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital, or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. With respect to our guidance for revenue and Adjusted EBITDA excluding FX, such metrics are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management; actual results will vary, and those variations may be material. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Contacts

Lakeland Fire + Safety

256-600-1390

Roger Shannon

Chief Financial Officer

rdshannon@lakeland.com

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

LAKE@mzgroup.us

www.mzgroup.us

13

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended January 31, 2025 and 2024

(Unaudited)

($000’s except share information)

	2025	2024
Net sales	$167,211	$124,688
Cost of goods sold	98,537	73,496
Gross profit	68,674	51,192
Operating expenses	67,401	45,200
Goodwill impairment	10,538	---
Operating (loss) income	(9,265)	5,992
Impairment of equity method investment	(7,639)	---
Other income, net	198	3,415
Interest expense	(1,650)	(52)
(Loss) income before taxes	(18,356)	9,355
Income tax (benefit) expense	(281)	3,930
Net (loss) income	$(18,075)	$5,425
Net (loss) income per common share:
Basic	$(2.43)	$0.74
Diluted	$(2.43)	$0.72
Weighted average common shares outstanding:
Basic	7,426,401	7,352,356
Diluted	7,426,401	7,539,705

14

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

January 31, 2025 and 2024

(Unaudited)

($000’s, except share information)

ASSETS

Current assets	2025	2024
Cash and cash equivalents	$17,476	$25,222
Accounts receivable, net of allowance for doubtful accounts of $1,237 and $857 at January 31, 2025 and 2024, respectively	27,607	19,169
Inventories	82,739	51,250
Prepaid VAT and other taxes	2,598	2,753
Income tax receivable and other current assets	6,111	3,111
Total current assets	136,531	101,505
Property and equipment, net	13,948	10,685
Operating leases right-of-use assets	13,917	10,969
Deferred tax assets	6,270	3,097
Other assets	122	110
Goodwill	16,240	13,669
Intangible assets, net	25,503	6,830
Equity method investments	---	4,719
Convertible debt investments	---	2,161
Total assets	$212,531	$153,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,742	$7,378
Accrued compensation and benefits	4,501	3,922
Other accrued expenses	8,130	2,487
Income tax payable	1,993	1,454
Short-term borrowings	939	298
Accrued earnout agreement	---	643
Current portion of operating lease liabilities	3,602	2,164
Total current liabilities	34,907	18,346
Deferred income taxes	3,891	2,097
Loans payable – long term	16,426	731
Long-term portion of operating lease liabilities	10,681	9,121
Total liabilities	65,905	30,295
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $0.01 par; authorized 20,000,000 shares, Issued 10,856,812 and 8,722,965; outstanding 9,498,604 and 7,364,757 at January 31, 2025 and 2024, respectively	109	87
Treasury stock, at cost; 1,358,208 shares at January 31, 2025 and 2024	(19,979)	(19,979)
Additional paid-in capital	123,136	79,420
Retained earnings	50,320	69,282
Accumulated other comprehensive loss	(6,960)	(5,360)
Total stockholders' equity	146,626	123,450
Total liabilities and stockholders’ equity	$212,531	$153,745

15

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended January 31, 2025 and 2024

(Unaudited)

($000’s)

	2025	2024
Cash flows from operating activities:
Net (loss) income	$(18,075)	$5,425
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Provision for doubtful accounts	184	57
Deferred income taxes	(4,086)	(818)
Depreciation and amortization	4,352	2,111
Stock based compensation	1,558	1,365
Loss (gain) on disposal of property and equipment	61	(3,764)
Equity in loss of equity method investment	384	629
Change in fair value of earnout consideration	(711)	(2,538)
Impairment of equity method investment	7,639	---
Impairment of goodwill	10,538	---
(Increase) decrease in operating assets, net of effects of business acquisitions:
Accounts receivable	(2,828)	(843)
Inventories	(14,242)	7,738
Prepaid VAT and other taxes	244	(789)
Other current assets	(1,477)	(15)
Increase (decrease) in operating liabilities:
Accounts payable	5,979	417
Accrued expenses and other liabilities	(3,500)	982
Operating lease liabilities	(1,901)	955
Net cash (used in) provided by operating activities	(15,881)	10,912
Cash flows from investing activities:
Purchases of property and equipment	(1,540)	(2,069)
Proceeds from sale of fixed assets	---	4,559
Acquisition, net of cash acquired	(45,084)	(5,452)
Investments	(1,118)	(2,154)
Net cash used in investing activities	(47,742)	(5,116)
Cash flows from financing activities
Secondary stock offering proceeds	42,626	---
Term loan borrowings	2,688	---
Term loan repayments	(635)	(1,386)
Credit line borrowings	59,400	5,664
Credit line borrowings – repayments	(46,158)	(5,664)
UK borrowings (repayments) under line of credit facility	---	(405)
Dividends paid	(887)	(908)
Repurchase of common stock	---	(333)
Shares returned to pay employee taxes under restricted stock program	(446)	(420)
Net cash provided by (used in) financing activities	56,588	(3,452)
Effect of exchange rate changes on cash and cash equivalents	(711)	(1,761)
Net (decrease) increase in cash and cash equivalents	(7,746)	583
Cash and cash equivalents at beginning of year	25,222	24,639
Cash and cash equivalents at end of year	$17,476	$25,222

Cash paid for interest	$1,650	$63
Cash paid for taxes	$3,219	$2,169

16